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                                                                    Exhibit 23.1


Consent of Independent Registered Public Accounting Firm

The Board of Directors
Northwest Biotherapeutics, Inc.:

We consent to the use of our report dated March 12, 2004, except as to note 2, which is as of April 26, 2004, with respect to the statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for the year ended December 31, 2003 and the period from March 18, 1996 (inception) through December 31, 2003 (which period does not appear herein) of Northwest Biotherapeutics, Inc. (a development stage company), incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated March 12, 2004, except as to note 2, which is as of April 26, 2004, contains an explanatory paragraph that states that Northwest Biotherapeutics, Inc. has experienced recurring losses from operations, has a working capital deficit and has a deficit accumulated in the development stage which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP


Seattle, Washington
July 14, 2006